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                                  EXHIBIT NO. 2

                            ASSET PURCHASE AGREEMENT


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                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement") is made to be effective as of the 1st day of December, 1995, by, between and among UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"), UCI Medical Affiliates of South Carolina, Inc., a South Carolina corporation and wholly owned subsidiary of UCI ("UCI of SC"), Doctor's Care, P.A., a South Carolina professional corporation ("Doctor's Care") and Robert G. Mann, MD, P.A. (Seller)..

         Introduction. Seller owns and operates a medical practice located at 1601 Cedar Lane Road, Suites 19 & 20, Greenville, South Carolina, 29611 ("Premises"). UCI of SC owns and /or leases various medical-related facilities and equipment in South Carolina and has contracted with Doctor's Care to provide health care services at such facilities. Seller desires to (i) lease the premises to UCI pursuant to a lease between the parties dated December 1, 1995.
(ii) transfer its patient records to Doctor's Care, (iii) become an employee of Doctor's Care pursuant to an employment agreement between the parties dated as of December 1, 1995 and (iv) transfer to UCI of SC as of 12:01 a.m. on December 1, 1995 (the "Effective Date") certain assets of the Seller upon the terms and conditions set forth herein. This Agreement provides for the transfer of the Assets (hereinafter defined) from Seller to UCI of SC.

         Agreement. NOW, THEREFORE, in consideration of these premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Sale of Assets to UCI of SC.

                  1.1 Transfer of Assets. At the Closing, for the consideration herein provided, Seller shall convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned, and delivered, to UCI of SC, and UCI of SC shall purchase and accept from Seller, all of Seller's right, title, and interest (as the case may be) in and to following assets (collectively "Assets"):

                  1.1.1 All of the machinery, equipment, computer and telephone systems (including hardware and software), furniture, furnishings, office equipment, and related tangible personal property respecting Seller's business conducted in the Premises (the "Business"), including (without limitation) the items described in Exhibit A attached hereto.

                  1.1.2 All of the accounts receivable, all proceeds of the accounts receivable collected subsequent to the Effective Date, leases and contracts, sales contracts, equipment leases, permits, licenses, rights, computer software, contracts, goodwill and related intangible personal property of the Business, including (without limitation) the items described in Exhibit B attached hereto. Seller shall be responsible for obtaining the necessary consents, if any, to assignment of such intangible assets.

                  1.1.3 All of the inventory of the Business, wherever located.

                  1.1.4 All of Seller's repair and service contracts and warranties (which are acceptable to UCI of SC in its sole discretion) used or useful in the Business.

         1.2 Method of Transfer. The transfer and sale of the Assets will be evidenced by appropriate Bills of Sale, assignments and other instruments executed and delivered by Seller to UCI of SC at Closing, as set forth in this Agreement.

         1.3 Not a Sale of Business. This transaction constitutes the sale of assets by Seller and not the sale of a business; provided, however, that anything contained in this Agreement to the contrary notwithstanding, it is the intent of the parties that UCI of SC purchase and acquire and

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Seller sell and transfer the complete operating process of the Business and all properties and interest necessary to operate the Business substantially as it is presently being operated.

          1.4 Possession. UCI of SC shall take, and Seller shall deliver, possession of the Assets at completion of Closing to be effective as of the Effective Date.

2.       Transfer of Seller's Patient Records to Doctor's Care.

         2.1 Transfer of Patient Records. At Closing, Seller shall transfer and deliver to Doctor's Care all of Seller's right, title and interest in and to any medical records in its possession that were made in treating a patient and of records transferred to Seller concerning prior treatment of a patient ( the "Patient Records").

         2.2 Method of Transfer. The transfer of the Patient Records will be evidenced by an appropriate bill of sale, executed and delivered by Seller to Doctor's Care at Closing, as set forth in this Agreement.

         2.3 Notices. Seller shall cause any public notices to be filed in a timely manner and to otherwise comply with all requirements of the Physician's Patient Records Act or any other applicable law, regulation, rule or ordinance related to the transfer of the Patient Records.

          2.4 Possession. Doctor's Care shall pick up and take, and Seller shall relinquish, possession of the Patient Records at Closing, to be effective as of the Effective Date.

3.       Consideration for Acquisitions.

         3.1 Purchase Price. The purchase price ("Purchase Price") for the Assets shall be payable as follows:

         3.1.1 Common Stock. UCI shall issue to Seller certificates representing such numbers of shares of UCI Common Stock, $0.05 par value, having an aggregate value of Two Hundred Forty Thousand ($240,000) and No/100 Dollars. For purposes hereof, the price per share of UCI Common Stock shall be the closing ask price on the date immediately prior to the Closing Date. The Shares, when issued, will be duly authorized, validly issued, fully paid and on accessible. The certificate evidencing the Shares shall bear a restrictive legend in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, HAVE BEEN TAKEN WITHOUT A VIEW TO THE DISTRIBUTION THEREOF WITHIN THE MEANING OF SUCH ACT, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL NOT TRANSFER SUCH SHARES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

         3.1.2    Additional Payment.   UCI of SC shall pay to Seller as
follows:

                    (1) The sum of Thirty Thousand Dollars ($30,000.00) on or before Closing Date.

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                   (2)     An additional sum of Thirty Thousand Nine Hundred
                           Dollars ($30,900.00) as evidenced by a Promissory Note ("Promissory Note") payable to Seller in said amount and executed by Buyer. The Promissory Note is to be paid on or before April 1, 1996.

4.       Closing.

         4.1 Closing Date. The closing of the sale and purchase of the Assets and related transactions ("Closing") shall take place on December 1, 1995, commencing at 11:00 a.m. (local time), at the Law Offices of Randolph W. Hunter, P.A. or such other time and place as may be mutually agreed upon in writing by the Parties (alternatively "Closing). In the event Closing set forth in this
Section 4 is changed to a different date, all references in this Agreement to Closing shall be deemed to refer to the time and date agreed upon by the parties, in the manner set forth herein. The effective date for the transactions contemplated herein shall be the Effective Date.

         4.2.     Transactions at Closing.  At the Closing:

                  4.2.1 Upon receipt of an investment letter in the form of Exhibit C attached hereto duly executed by Seller, UCI shall issue to Seller a certificate evidencing the Shares pursuant to Section 3.11. If such certificate is not available at Closing, UCI will provide Seller with a copy of the instructions which UCI will forward to its transfer agent instructing such agent to issue a certificate evidencing the Shares to Seller.

                  4.2.2 Seller shall deliver to UCI of SC or Doctor's Care, as applicable, the bills of sale, assignments, titles, certificates, and other documents, agreements and instruments, in form and substance required by this Agreement, as described in Section 4.3.

                  4.2.3 UCI of SC shall deliver to Seller the documents, agreements and instruments in form and substance required by this Agreement, as described in Section 4.4..

                  4.2.4 All employees of Seller directly and primarily associated with the Business will cease to be employees of Seller, and Doctor's Care may, subject to the exercise of Doctor's Care's sole discretion, offer immediately or thereafter to hire any or all of such persons. Doctor's Care and/or UCI of SC shall be entitled to hire only those employees of Seller which Doctor's Care and/or UCI of SC elects in its sole discretion to hire, and Doctor's Care and/or UCI of SC shall not assume any liability whatsoever to any employee of Seller not hired by Doctor's Care and/or UCI of SC. Seller will be responsible for paying and reporting all costs and liabilities, including but not limited to compensation, federal and state withholding taxes, federal and state unemployment taxes, all employee benefit costs, and worker's compensation claims incurred or accrued prior to the Closing Date.

                  4.2.5 The Parties will take such other actions contemplated at Closing by this Agreement..

         4.3 Seller's Documents. At Closing, Seller shall deliver or cause to be delivered, at Seller's expense, the following duly executed, lawful and effective documents and instruments:

                  4.3.1 A bill of sale for tangible personal property and fixtures composing portions of the Assets substantially in the form attached hereto as Exhibit D to UCI of SC.

                  4.3.2 An assignment of intangible personal property composing portions of the Assets substantially in the form attached hereto as Exhibit E to UCI of SC.

         4.3.3 The Employment Agreement dated June 23, 1998 substantially in the form attached hereto as Exhibit F to UCI.

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                  4.3.4 An Investment Letter substantially in the form attached hereto as Exhibit C to UCI.

                  4.3.5 A bill of sale for the Patient Records to Doctor's Care.

                  4.4 Documents of UCI, UCI of SC or Doctor's Care. At Closing UCI, Doctor's Care and/or UCI of SC shall deliver or cause to be delivered to Seller (as the case may be), at their expense, the following duly executed, lawful, and effective documents and instruments:

                  4.4.1 UCI will deliver a certificate evidencing the Shares, or if such certificate is not available, a copy of the instructions which UCI will forward to its transfer agent instructing such agent to issue a certificate evidencing the Shares to Seller.

                  4.4.2 Doctor's Care will deliver the Employment Agreement substantially in the form attached hereto as Exhibit F.

                  4.4.3 Doctor's Care will deliver the Promissory Note to the Seller.

         4.5      Conditions of Title.

                  4.5.1 Assets. At Closing, the Assets shall be conveyed by appropriate instruments of conveyance free and clear of all claims, security interests, liens and encumbrances except personal property and ad valerium taxes for the year of Closing (which shall be prorated as provided in this Agreement), or leases which remain outstanding which have been assumed by the buyer.

         4.6      Transactions Subsequent to Closing.

                  4.6.1 Employment Matters. Nothing contained herein shall be construed to create any liability for UCI, UCI of SC or Doctor's Care to present or past employees of Seller, or to the South Carolina Employment Security Commission or any other person or entity or regulatory agency for periods prior to the Closing Date.

                  4.62 Accounts Receivable. Seller shall cooperate with UCI of SC's attempts to collect the accounts receivable constituting portions of the Assets and will promptly pay over to UCI of SC any proceeds of such accounts receivable that are paid to Seller after Effective Date.

                  4.6.3 Confidentiality. Seller shall hold in confidence all documents and information concerning the Business and the Assets (except that Seller may, after reasonable notice to UCI of SC disclose such documents and information, or copies or summaries thereof, to any governmental authority reviewing the transactions contemplated hereby or as required in Seller's reasonable judgment pursuant to Federal or state laws or court order).

                  4.6.4 Taxes. Seller shall file such tax returns and reports and pay such taxes as are required for periods ending with the day before the Closing Date.

                  4.6.5 Creditors. Seller shall promptly pay all of Seller's valid liabilities and perform all of Seller's valid obligations which Seller has incurred in connection with the Assets or the operation of the Business prior to the Effective Date.

                  4.6.6 Miscellaneous Required Acts. The Parties shall take such other actions and comply with other obligations as are required after Closing under this Agreement or under documents ancillary hereto.

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         4.7 Other Actions. The parties hereto agree that they will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, documents, instruments and assurances as may be reasonably required by the other party in order to carry out fully and to effectuate the transactions herein contemplated under, and in accordance with, the provisions of this Agreement.

5. Representations and Warranties of Seller. Seller hereby warrants, represents, and covenants as follows:

         5.1 Authority. Seller has full power and authority to execute this Agreement and to consummate the transactions contemplated hereby. When executed and delivered, this Agreement shall constitute valid and binding obligations of Seller enforceable in accordance with its terms and conditions. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor the compliance with any of the terms and conditions hereof, will result in the breach by Seller of any of the terms, conditions, or judgment, law or other contract, agreement or instrument to which Seller is bound, or constitute a default of such indenture, mortgage, deed of trust, order, judgment, law or other contract, agreement or instrument.

         5.2 Compliance with Laws. Seller is in compliance with all laws, ordinances, and regulations that govern such Seller's ownership and present use of the Assets the violation of which would have an adverse effect on the Assets or the Business. All of the Assets sold hereunder substantially comply with applicable environmental, zoning health, OSHA, consumer products, and fire safety regulations.

         5.3 Title to Assets. At Closing, Seller will have, and shall be entitled to convey, good, marketable and insurable title to the Assets and the condition of title as required by Section 4.5. At Closing, Seller will not be indebted to any contractor, laborer, mechanic, material man or any other person or entity for work, Labor, materials or services in connection with the Assets for which any such person or entity could claim a lien against the Assets. To the best of Seller's knowledge, there is not pending or threatened condemnation or eminent domain action respecting the Premises or the Assets.

         5.4 Consents. No consent of any third party is required in connection with Seller transfer and assignment of Assets to Buyer hereunder.

         5.5 Litigation. There are no judicial or administrative actions or proceedings pending, or to the best of Seller's knowledge, threatened that question the validity of this Agreement or any transaction contemplated hereby or that relate to the Assets, or to the conduct of Business, including but not limited to condemnation or bankruptcy proceedings, which if adversely determined would have an adverse effect upon Seller's ability to enter into this Agreement or perform its obligations hereunder or upon the use, enjoyment, or value of the Assets for UCI of SC.

         5.6 Insurance Coverage. Buyer maintains policies of insurance covering the Assets in amounts and against such losses and risks as are customary for facilities such as the Business in their present usage.

         5.7 Normal Course. Seller shall have operated the Assets in the normal and ordinary course of business since at least January 1, 1994, and shall have paid or caused to be paid promptly when due all city, county and state ad valerium taxes and similar taxes and assessments and all utility charges and assessments imposed upon or assessed against the Assets prior to the Closing. Seller shall exercise its best efforts to preserve the goodwill of the employees, patients, suppliers and others having business relationships with the Business through Closing.

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         5.8 Creditors, Solvency, and Bankruptcy. Seller shall not hinder, delay, defraud, or avoid any obligation to any past present or future creditor in the transactions contemplated by this Agreement. Seller is currently solvent and will not be rendered insolvent as a result of the transactions contemplated hereby. Seller has not initiated, nor does it intend to initiate with respect to itself as debtor, has had initiated or expects to have initiated against it as debtor, any proceeding under federal or any state's bankruptcy, insolvency or similar laws.

         5.9 Labor and Employee Benefit Matters. Seller is not a party to any agreement with any labor organization. Seller has not maintained or sponsored for any employee or former employee of Seller any fringe or benefit plans, including, without limitation, any retirement, pension, profit sharing, thrift-savings, non-qualified deferred compensation, incentive compensation, stock bonus, stock option (qualified or non-qualified), cash bonus, employee stock ownership (including, without limitation, payroll related employee stock ownership), insurance, medical, welfare or vacation plans of any kind and any "employee benefit plan" (as defined in Section 3(3) of Title I of the Employment Retirement Income Security Act of 1974, as amended ("ERISA)) or any voluntary employees' beneficiary association (as defined in Section 501(c) (9) of the Internal Revenue Code) or combination of the foregoing. Seller has not incurred any accumulated funding deficiency within the meaning of ERISA or any liability to the Pension Benefit Guaranty Corporation established under ERISA, nor has any tax been assessed against Seller for the alleged violation of the Internal Revenue Code with respect to the Business or its operation.

         5.10 Payables and Taxes. Seller will pay all accounts payable and taxes, assessments, and charges respecting the Assets for which Seller remains or becomes responsible in a reasonable amount of time following Closing and will protect the reputation of UCI of SC by promptly paying all the valid debts and obligations of Seller which have been incurred in connection with the operation of the Business and which affect the Assets. Seller has paid all taxes, license fees or other charges levied, assessed or imposed upon the Business and any of the Assets, except those not yet due and payable; Seller will, however, pay all taxes incurred or accruing up to the Effective Date, whether same are payable at that date or not, including (without limitation) Ad Valorem, payroll, sales and other taxes due, incurred, or livable as of the Effective Date.

         5.11 Workers' Compensation. There are no worker compensation or similar claims or actions pending or threatened, and Seller does not know of facts which would make such claims timely, by past or present employees of Seller.

         5.12 Status of Assets. The Assets sold hereunder constitute all of the assets of the Business and include all property, rights, and intangibles necessary for UCI of SC and/or Doctor's Care to operate after Closing a business similar to the Business as heretofore conducted. All material inventory systems, machinery, equipment, and other tangible property which are portions of the Assets are generally sound, in good repair, may be safely operated within all applicable standards or regulations in their present conditions, and are in merchantable condition. All material contracts, commitments, accounts receivable, and similar rights which are portions of the Assets are valid, binding, enforceable, and without known default as violation of law. The information related to accounts receivable provided to UCI of SC is materially accurate and reflect valid, binding, and enforceable rights of the Business which shall be lawfully transferred to UCI of SC hereunder.

         5.13 No Adverse Conditions. Except as previously disclosed in writing to UCI of SC, there are no adverse conditions or circumstances that may interfere with the use and enjoyment of, or opportunity to resell or encumber, any of the Assets.

         5.14 Brokerage. Seller has not dealt with a broker in connection with this transaction and no brokerage commission nor claim thereof shall accrue or become payable to any person or entity respecting this transaction.


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         5.15 Disclosures. To the best of Seller's knowledge, all information and data furnished by Seller to UCI, UCI of SC or Doctor's Care with respect to the Assets and the Business will be materially true, correct, and complete, and not materially misleading.

         5.16 Representations and Warranties at Closing. Except as expressly otherwise permitted in this Agreement, the representations and warranties of Seller set forth in this Agreement shall be as of Effective Date as though such representations and warranties were made on such date, unless they reference a specific earlier date whereupon, as of the Effective Date, they shall be true as at the earlier date referenced.

         5.17 Environmental. To the best of Seller's knowledge, the Premises is not now used and has never been used, as a gasoline station or other site for the storage of petroleum products, or as a garbage or refuse dump site, a landfill, a waste disposed facility for the storage, processing, treated or temporary or permanent disposal of regulated waste materials, indulging without limitation, solid, industrial, toxic, hazardous, radioactive, nuclear, putrescible, waste or sewage; and, to the best of Seller's knowledge, the Premises is in substantial compliance with all applicable environmental laws, regulations, codes and ordinances.

6. Representations and warranties of UCI, Doctor's Care and UCI of SC. UCI, Doctor's Care and UCI of SC hereby represent, warrant, and covenant as follows:

         6.1 Organization and Good Standing. UCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated. UCI of SC is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated. Doctor's Care is a professional association duly organized, validly existing, and in good standing under the laws of the State of South Carolina and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated.

         6.2 Authority of Buyer. UCI, Doctor's Care and UCI of SC each have taken all corporate action necessary to approve and authorized the execution of this Agreement, and to consummate the transactions contemplated hereby. Each of their respective representatives signing this Agreement has full power and authority to execute this Agreement in the indicated capacity and to consummate the transactions contemplated hereby. When executed and delivered, this Agreement shall constitute valid and binding obligations of UCI, Doctor's Care and UCI of SC, enforceable in accordance with its terms and conditions except as enforcement may be limited by applicable bankrupt, insolvency or similar laws effecting creditors rights generally and by principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with all of the terms and conditions hereof, will result in the breach by UCI, Doctor's Care or UCI of SC of any of the terms, conditions or provisions of any of their respective of trust, order, judgment, law, or other contract, agreement or instrument to which either of them is a party, or by which either is bound, or constitute a default of such indenture, mortgage, deed of trust, order, judgment, law, or other contract, agreement or instrument.

         6.3 Brokerage. Neither UCI, Doctor's Care, nor UCI of SC has dealt with any broker in connection with this transaction and, no brokerage commission nor claim therefor shall accrue or become payable to any person or entity respecting this transaction.

         6.4      Consents.     No consent of any third party is
required in connection with the purchase and acceptance of the Assets from Seller hereunder.

         6.5 Litigation. There are no judicial or administrative actions or proceedings pending, or to the best knowledge of UCI, Doctor's Care or UCI of SC, threatened that question the

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validity of this Agreement or any transaction contemplated hereby, which if adversely determined would have a material adverse effect upon their ability to tender into this Agreement or perform their respective obligations hereunder.

         6.6 Creditors, Solvency and Bankruptcy. UCI, Doctor's Care or UCI of SC shall not hinder, delay, defraud or avoid any obligations to any past, present or future creditor in the transactions contemplated by this Agreement. The above-mentioned parties are currently solvent and will not be rendered insolvent as a result of the transactions contemplated hereby. UCI, Doctor's Care or UCI of SC does not intend to initiate with respect to itself as a debtor, nor do they expect to have initiated against it as a debtor, any proceeding under federal or any state's bankruptcy, insolvency or similar laws.

         6.7 Representations and Warranties at Closing. Except as expressly otherwise permitted in this Agreement, the representations and warranties of UCI, Doctor's Care and UCI of SC set forth in this Agreement shall be true at the Effective Date as though such representations and warranties were made on such date, unless they reference a specific earlier date whereupon, at Effective Date, they shall be true as at the earlier date referenced.

7.       Conditions Precedent.

         7.1 Conditions of UCI, UCI of SC and Doctor's Care. The obligations of UCI, UCI of SC and Doctor's Care hereunder shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at the Closing:

                  7.1.1 Representation and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date when made and, except for changes specifically contemplated by this Agreement, on and as of the Effective Date as though such representations and warranties had been made as of the Effective Date.

                  7.1.2    Deliveries.     The release of documents
which Seller is obligated to make under Section 4 shall have been made.

8.       Cost and Expenses .

         8.1 Transactional Cost. The parties hereto shall be responsible for their respective attorney's fees, accountants' fees, experts' fees, and other expenses incurred by them in connection with the negotiations and Closing of this transaction; provided however, in the event litigation is commenced to enforce any rights under this Agreement or to pursue any other remedy available to any party, all legal expense or other direct costs of litigation of the prevailing party shall be paid by the other party.

         8.2 Proration of Taxes and Charges. All personal property taxes, public utility charges and like charges (which are not terminated and paid as of Closing by Seller), if any, relating to the personal (tangible and intangible) property comprising the Assets shall be prorated as of the Effective Date, in accordance with regular accounting procedure. Settlement at Closing will be made on proration of estimates of such taxes and charges. If, as the result of such proration at Closing, a net balance is owed by Seller to UCI of SC, or visa versa, the amount thereof shall be paid to such party at or within thirty (30) days after receipt of the next succeeding payment notice.

         8.3 Sales Taxes. Buyer shall be responsible for, and shall pay, all sales taxes, if any, applicable to the sale of the Assets as called for herein.

9. Indemnity. Seller shall indemnify and hold UCI, Doctor's Care and UCI of SC and their respective officers, directors and agents harmless, from any and all losses, damages, liabilities claims,

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suits, demands, penalties, assessments, obligations, causes of actions or costs (including reasonable litigation expenses and legal fees) asserted against or incurred by UCI, Doctor's Care or UCI as a result of the proven breach by Seller of any covenant, warranty representation, or agreement, made by Seller herein or in agreements related hereto including but not limited to litigation expenses and legal fees that might be incurred because of such breach.

10. Existing Liabilities. Neither UCI, Doctor's Care nor UCI of SC assumes any, and hereby expressly disclaims all, obligations or liabilities of Seller, contingent or absolute, including (without limitation) liabilities for (I) federal or state income, payroll, property, or sales taxes for any period, or
(ii) any tort, contract, or statutory liability resulting from or alleged to have resulted from the Business prior to the Effective Date or operations of Seller prior to Effective Date, except for the obligations arising and maturing after the Effective Date to perform under those contracts expressly assumed by Buyer hereunder. All property taxes assessed against the Assets solely hereby shall be prorated as of the Effective Date.

11. Risk of Loss. In the event the Assets or any substantial part thereof shall be damaged or destroyed prior to the Effective Date due to any casualty or event, or there shall occur any actions for condemnation or eminent domain having a material adverse affect on the Assets or any substantial part thereof, Seller shall promptly notify UCI of SC that such damage, destruction, or action has occurred and the estimated extent thereof. In case the amount of such damage, destruction, condemnation or eminent domain is in excess of 10% of the Purchase Price, including but not limited to the value of the UCI Common Stock more fully described in Section 3.11 ,of all of the Assets immediately before such damage or destruction, then UCI of SC must within five (5) days of receipt of such notice either:

         11.1     Termination.    Terminate this Agreement by giving
Seller written notice of such termination and thereupon all parties shall be released of all further liability to the others; or

         11.2 Adjustment. Alternatively, and subject to the fulfillment of the conditions set forth herein, require the consummation of the transactions provided for in this Agreement and, in such case (or in case of any damage by fire or other casualty, or condemnation or eminent domain action not entitling UCI of SC to terminate this Agreement), all proceeds of insurance covering the Assets and all of the claims arising as a result of such damage or destruction to such Assets or all proceeds of such condemnation or eminent domain action for such Assets shall become the property of UCI of SC. In the event UCI of SC elects to require the consummation of the transactions contemplated herein, Seller shall not compromise or settle any such claim or action at any time without the written consent of UCI of SC which shall Further, in such event, the representations and warranties of seller, as set forth in Section 5 shall be modified equitably to account for such claim or action. In this regard, Seller represents and warrants that the face amount of the subject fire and casualty insurance exceeds 10% of the Purchase price, including the value of stock more fully described in Section 3.11.

12.      Miscellaneous.

         12.1     Entire Agreement.     This Agreement, including the
Exhibits hereto, embodies the entire Agreement and understanding between the parties hereto as to the matters herein addressed and supersedes all prior agreements and understandings relating to the subject matter hereof.

         12.2 No Waiver. No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any document delivered pursuant hereto shall impair any right, power or remedy which the parties hereto may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies, or any acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any party hereunder be deemed a wavier of any default or breach subsequently occurring.

         12.3     Survival.     All representations, warranties,
covenants, and agreements herein contained shall survive the Closing hereunder.

         12.4 Amendment. No provision of this Agreement or any document or instrument relating to the Agreement, may be amended, modified, supplemented, changed, waived, discharged, or terminated, unless the parties hereto consent thereto in writing.

         12.5 Notices. All notices, requests, approvals, consents, demands and other communication provides for or permitted hereunder shall be in writing, signed by an authorized representative of the sender and addressed to the respective Party at the address set forth below:

         Buyer:                     UCI of SC
                                    6168 St. Andrews, Road
                                    Columbia, SC  29212-3132
                                    Attn.:  M.F. McFarland, III, MD

         Seller:                    Robert G. Mann, MD
                                    1601 Cedar Lane Road
                                    Greenville, SC  29611

A party hereto may change its respective address by notice in writing given to the other parties to this Agreement. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following; (I) when delivered to the party to whom such notice, request, approval, consent, demand or the communication is being given, or (ii) five (5) business days after being duly deposited in the US mail, certified, return receipt requested.

         12.6 Severability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         12.7 Successors and Assigns. This Agreement shall be binding upon the parties, and their respective successors and assigns, and shall inure to the benefit of the parties and their respective successors and permitted assigns.

         12.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any party hereto may execute this Agreement by signing any such counterpart. The authorized attachment of counterpart signature pages shall constitute execution by the parties.

         12.9     Choice of Law.     This Agreement shall be governed by and
construed in accordance with the laws of the State of South Carolina.

         12.10 Jurisdiction. The parties hereto consent to jurisdiction, subject to proper service of process, in the State of South Carolina regarding any disputes arising hereunder.

         12.11 Usage. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "hereof" , "hereunder", "hereto", "herein", and words of similar import shall refer to this Agreement in its entirety and all references to "Articles", "Paragraphs", "Sections", and similar cross references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise.

         12.12 Further Instruments and Acts. From time to time at a party's request, whether at or after Closing and without further consideration, the other party(ies) shall execute and deliver such further instruments of conveyance, transfer and assignment and upon reimbursement for actual reasonable out-of-pocket expenses take such other action as the requesting party reasonably may require to more effectively convey and transfer to the requesting party the properties to be conveyed, transferred and assigned hereunder, and, if necessary, will assist the requesting party in the collection or reduction to possession of such property. In addition, each party agrees to provide reasonable access to records respecting the Business as are requested by the other party(ies) for proper purpose with good cause shown (subject to appropriate confidentiality agreements to be negotiated as such time) and agree to reasonably cooperate in resolving any matters resulting from the transactions contemplated hereby.

         12.13    Assignment.     This Agreement is not assignable by
any party without the prior written consent of the other party(ies) hereto.



 IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement under seal, with the corporate parties acting by and through their duly authorized offers, as of the date first above written.

                          BUYER:

                          UCI MEDICAL AFFILIATES, INC.

                          By:      /s/ M.F. McFarland, III, M.D.
                          Its:     President & Chief Executive Officer


                         UCI MEDICAL AFFILIATES OF SOUTH
                                 CAROLINA, INC.

                         By:      /s/ M.F. McFarland, III, M.D.
                          Its:    President & Chief Executive Officer


                         DOCTOR'S CARE, P.A.

                         By:      /s/ M.F. McFarland, III, M.D.
                         Its:     President



                                  SELLER:

                            ROBERT G. MANN, MD, P.A.


                         By:      /s/ Robert G. Mann, M.D.
                         Its:     President

                      EXHIBITS TO ASSET PURCHASE AGREEMENT


EXHIBIT NO.                         DESCRIPTION                   PAGE NUMBER

Exhibit A         Furniture, Fixtures and Equipment                    32


Exhibit B         Equipment Lease Agreement Summary                    33


Exhibit C         Investment Letter                                    34


Exhibit D         Bill of Sale                                         37


Exhibit E         Assignment and Assumption Agreement                  38


Exhibit F         Employment Agreement                                 39

                                    EXHIBIT A

                        FURNITURE, FIXTURES AND EQUIPMENT



5 Chart Shelves
1 Sound System
1 Typewriter
1 Konica Copier
1 Casio FR2600 10 Key
1 Answering Machine (1309 ATT)
1 Electric Pencil Sharpener
5 Multi Line Phones
3 Single Line Phones
1 QBC Auto Reader
1 Reflatron
1 Burdeck E350i EKG
2 Swivel Chairs
11 Stack Chairs
2 5' Folding Tables
1 48" Round Folding Table
2 Refrig/Freezer Comb.
1 AutoClave w/cabinet
1 Microwave
1 Coffee pot
10 Wall mounted wire shelves
5 Exam Tables
1 Ox Tank and regulators
1 Infant Scale
1 Sigmoid Scope
1 Hyfrecator
1 Noxide Tank and regulator
2 Used EKG machines
7 Pressure Cuff-Sphygmomanometer
4 OTI Scopes with 2 rechargers
13 Waiting Room Chairs
1 Coffee Table
1 2-drawer cabinet (receptionist area)
1 Full scale
4 Drawer file cabinet
1 Wheel Chair
1 Fax Machine
4 Small tables
5 Portable floor lights

                                    EXHIBIT B

                        EQUIPMENT LEASE AGREEMENT SUMMARY



Below is a summary of the Equipment Lease Agreement:

Effective Date:            March 31, 1993

Term of Lease:             36 Months

Lease Payment:             $204.70 per month

Supplier:                  PSS
                           8901 Farrow Road, Suite 104
                           Columbia, South Carolina  29203

Equipment:                 1 Burdick E 350I EKG

                                    EXHIBIT C

                                INVESTMENT LETTER


TO:               UCI Medical Affiliates, Inc.
                  6168 St. Andrews Road
                  Columbia,  SC  29212

                  ATTN:  President

RE:               Issuance of Common Stock in UCI Medical Affiliates, Inc.


Dear Sir,

         On this date, you are issuing to the undersigned ("Transferee") the number of shares of the common stock, $0.05 par value, of UCI Medical Affiliates, Inc. (the "Company") as are set forth on the signature page of this letter (the "Shares"). In consideration of your agreement to issue the Shares to transferee, Transferee hereby represents and warrants to you and hereby covenants and agrees with you, as follows:

1. Transferee is acquiring the Shares solely for transferee's own account and not as nominee for, representative of, or otherwise on behalf of any other person or entity. Transferee is acquiring the Shares with the intention of holding the Shares for investment purposes only, and transferee has no present intention of participating, directly or indirectly, in a subsequent sale, transfer or other distribution of the shares, or of dividing Transferee's interest in the Shares with any other person or entity. Transferee has not offered any of the Shares for sale or disposition, and Transferee shall not make any sale, transfer or other disposition of the Shares in violation of state or federal law.

2. The Transferee considers himself to be a sophisticated investor in companies similarly situated to the Company, and Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares. Transferee understands that there is no public market for the Shares, no public market for the shares is likely to develop and it may not be possible for Transferee to readily liquidate his investment. Transferee is aware that his investment in the Company is speculative and involves a high degree of risk of loss arising from, among other things, substantial market, operational, competitive and other risks, and has made his own evaluation of the risks associated with this investment.

3. The shares were not offered to Transferee by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature including,(a) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio or (b) any seminar or meeting to which transferee was invited by any of the foregoing means of communications.

4. Transferee's investment in the shares is reasonable and consistent with the nature and size of his present investments and net worth, Transferee has no need for liquidity in the investment represented by shares, and Transferee is financially able to bear the economic risk of this investment, including the ability to afford holding the Shares for an indefinite period of time and to afford a complete loss of this investment.

5. Transferee is aware that the Company may offer and sell additional shares of common stock in the future, thereby diluting his percentage equity ownership of the Company.

6. Transferee has had an individual income in excess of $110,000 in each of he two most recent years and reasonably expects an income of the same or higher for the current year.

7. Transferee understands that as a publicly traded company, the Company files with the SEC various reports, including quarterly and annual financial statements, annual reports to shareholders, and proxy statements, and that all of such reports, statements and information are available to the public, including Transferee, from the SEC and directly from the Company. Transferee has been given the opportunity to obtain copies of such public information and to ask questions of, and receive answers from, you with respect to the Company and the Shares, concerning the terms and conditions of the issuance of the Shares by you to Transferee, and has been given the opportunity to obtain such additional information necessary to verify the accuracy of any information provided to Transferee by you in order for Transferee to evaluate the merits and risks of an investment of the Shares to the extent that you possess such information or could acquire it without unreasonable effort or expense. Transferee has been furnished with all information concerning the Shares and the Company that Transferee desires.

8. In regard to any economic or legal considerations related to the Shares, Transferee has relied on the advice of, or consulted with, only Transferee's own advisors, and Transferee has not relied upon you, the Company, the Company's legal counsel or the accountants for the Company regarding the Shares or the Transaction contemplated by this Investment Letter.

9. Transferee understands and acknowledges that the issuance of the Shares to Transferee was not registered under the Act or under the securities laws of any state in reliance upon an exemption or exemptions contained in the Act (and the regulations promulgated thereunder) and applicable state securities laws. Consequently, Transferee understands that the Shares cannot be subsequently transferred unless they are registered under the Act and applicable state securities laws, or unless an exemption from such registration is available. Transferee understands and acknowledges that any certificate will bear a legend restricting the transfer of such Shares consistent with the foregoing, and Transferee understands that a notation may be made in the stock records of the Company restricting the transfer of any of the Shares in a manner consistent with the foregoing.

10. Transferee understands and acknowledges that neither the Company nor you are under any obligation to register the Shares for public sale or to comply with the conditions of Rule 144 promulgated by SEC under the Act or to take any other action necessary in order to make available any exemption for the subsequent transfer of the Shares without registration.

11. Transferee is eighteen (18) years of age or older, his bona fide principal residence is at the address shown under his signature evidencing my execution of this Investment Letter, and he has no present intention of removing himself from his existing state of residence.

12. Transferee confirms that the representations he has previously made to the Company and those contained in this Investment Letter are correct and complete as of the date hereof, and that if there should occur any material change in such representations prior to the receipt of the Share by Transferee, he agrees that he will immediately furnish such revised or corrected representations or information to the Company.

         This investment letter shall be binding upon the Transferee and the Transferee's heirs, executors, administrators, successors, representatives and assigns and shall ensure to the benefit of you, your heirs, executors, administrators, successors and assigns. This investment letter shall be governed and construed in accordance with the laws of the State of South Carolina.




                                            TRANSFEREE:

                                            /s/ Robert G. Mann


Number of shares of
UCI Medical Affiliates, Inc.
to be issued:
                                            Robert G. Mann, M.D., P.A.
                                            (Please print name here)
60,000   Shares
                                            1601 Cedar Lane Road, Suite 19
Date:  12/1/95                              (Street Address)

                                            Greenville, SC  29611
                                            (City, State, Zip)

                                    EXHIBIT D

                                  BILL OF SALE



KNOW ALL MEN BY THESE PRESENTS, that Robert G. Mann, M.D., P.A. ("Seller"), for good and sufficient consideration the value of which is hereby acknowledged, does hereby sell, assign and transfer unto UCI Medical Affiliates, Inc., a South Carolina corporation with offices at 6168 St. Andrews Road, Columbia, South Carolina 29212 ("Buyer") all of Seller's right, title and interest in and to, all the equipment, fixtures and other tangible personal property composing portions of the Assets described in the Asset Purchase Agreement dated as of December 1, 1995, by, between and among Seller, Buyer, UCI Medical Affiliates, Inc. and Doctor's Care, P.A.
("Agreement"), all as provided in the Agreement.

TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns, forever. AND Seller does for himself and his heirs, successors and assigns, covenants and agrees to and with Buyer, its successors and assigns, to warrant and defend the sale and conveyance of the aforesaid assets hereby sold unto Buyer.

This Bill of Sale is made, executed and delivered pursuant to the Agreement, and is subject to all of the terms, provisions, and conditions thereof, including (without limitation) the indemnification provisions set forth therein. To the extent of any conflict between the terms hereof and thereof, the terms of the Agreement shall be controlling.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement unless the context clearly requires otherwise.

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of this 1st day of December, 1995, to be effective as of December 1, 1995.



                                        Seller:  Robert G. Mann, M.D., P.A.


                                        By:      /s/ Robert G. Mann, M.D., P.A.

                                        Its:     President

                                    EXHIBIT E

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


KNOW ALL MEN, that Robert G. Mann, M.D., P.A., ("Assignor"), for good and sufficient consideration the value of which is hereby acknowledged, does hereby assign to UCI Medical Affiliates of South Carolina, Inc., a South Carolina corporation ("Assignee") all of Assignor's right, title and interest in and to the intangible assets and rights composing portions of the Assets as described in the Asset Purchase Agreement dated as of December 1, 1995 by, between and among Assignor, Assignee, UCI Medical Affiliates, Inc. and Doctor's Care, P.A. (the "Agreement"), all as provided in the Agreement.

Assignee hereby covenants with Assignor to assume and faithfully perform and discharge all of the terms, covenants, liabilities and obligations (subject to the Agreement) maturing and to be performed or discharged by Assignor under the above assigned contracts and warranties beginning on December 1, 1995 and henceforth.

This Assignment is made, executed, and delivered pursuant to the Agreement, and is subject to all the terms, provisions and conditions thereof, including (without limitation) the indemnification provisions therein. To the extent of any conflict between the terms hereof and thereof, the terms of the Agreement shall be controlling.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement unless the context clearly requires otherwise.

IN WITNESS WHEREOF, the parties have duly executed this Assignment and Assumption Agreement as of this 1st day of December, 1995, to be effective as of December 1, 1995.


                           ASSIGNOR:

                           Robert G. Mann, M.D., P.A.

                           By:      /s/ Robert G. Mann, M.D., P.A.

                           Its:     President


                           ASSIGNEE:

                           UCI MEDICAL AFFILIATES
                              OF SOUTH CAROLINA, INC. (SEAL)

                           By:      /s/ M.F. McFarland, III, M.D.

                           Its:     President & Chief Executive Officer

                                    EXHIBIT F


STATE OF SOUTH CAROLINA  )

                                                           EMPLOYMENT AGREEMENT
COUNTY OF GREENVILLE       )

         THIS AGREEMENT made and entered into this 1st day of December, 1995 between Doctor's Care, P. A. (hereinafter "Employer"), a South Carolina Professional Association with its principal office in Columbia, South Carolina, and Robert G. Mann, M.D. (hereinafter
"Employee)

         WHEREAS, Employer is a South Carolina Professional Association and wishes to employ the Employee to render services for it; and,

         WHEREAS, Employee is a licensed physician in South Carolina and desires and is willing to become a professional employee of Employer, in accordance with the following terms, conditions, and provisions:

         NOW, THEREFORE, for and in consideration of the promises herein and other valuable consideration, it is agreed that:

         (1) Employment Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall be five (5) years beginning December 1, 1995. After the initial five (5) year term, this Agreement shall be renewable upon the mutual agreement of both parties.

                  (2)      Duties.

                  (A) Employee shall devote his full-time and professional skill and attention to the performance of services in the practice for the benefit of Employer at 1601 Cedar
                           Lane Road, Greenville, SC 29611 or such other location within the Berea area as shall be reasonably assigned by Employer. Employee's duty schedule shall be determined by Employer, and Employee shall provide such emergency evening and weekend coverage as shall be needed and be reasonably assigned to Employee by Employer. From December 1, 1995 through December 31, 1997 Employer shall work for Employer an average of not less than forty (40) hours per week but in no case more than fifty (50) hours per week. Beginning January 1, 1998 through December 31, 1998, Employee has the option, at his discretion, of reducing by up to fifty percent the number of hours he shall work for Employer, with a proportionate, pro-rata reduction in Employee's compensation. Beginning January, 1999, Employee has the option, at his discretion of reducing by up to 67 percent of his pre January 1, 1998 working hours the number of hours he shall work for Employer, with a proportionate, pro-rata reduction in compensation.

                                    (B) Employee shall not engage in any
                           outside professional activities involving the personal services of Employee and yielding a financial return without Employer's prior written consent. However, nothing stated herein shall restrict or prevent employee from personally and on Employee's own account, investing in stocks, bond securities, commodities, real estate, or other forms of investments.

                                    (C) Employee will actively and
                           industriously pursue his profession in
                           Employer's interest, will faithfully adhere to the principles and ethics of the profession, and will carefully avoid any and all personal acts, habits and usages which might injure in any way, directly or indirectly, Employer's professional reputation or that of any other employee of Employer, or which might otherwise be detrimental to any interest of Employer.

                                    (D) Employee hereby agrees that all fees
                           received or collected as a result of professional services rendered by Employee, together with all other emoluments, e.g., witness fees, report fees, speaker fees, etc., shall be the property of Employer. Accordingly, Employee acknowledges that Employee's employment renders him an agent and servant of Employer and does not confer upon Employee any ownership interest in or professional claim upon any fees charged by Employer for Employee's services, whether said fees are collected during Employee's employment or after termination thereof.

         (3)      Compensation.

                                    (A) Regular Compensation. For services
                           rendered under this Agreement, Employer shall pay the Employee an initial salary of One Hundred-Sixty Thousand Dollars & 00/100 Dollars ($160,000.00) per year payable biweekly unless otherwise requested by Employee and approved by Employer, provided however, that any election by Employer pursuant to Section 2(a) of the Agreement to reduce his working hours shall result in a proportionate, pro-rata reduction in Employee's level of compensation.

                                    (B) Changes in Compensation. From time to
                           time, increases in the Employee's salary may be made, said increases to be reflected on the "Schedule of Compensation" attached hereto and made apart hereof.

                                    (C) Bonuses. Employer may, from time to time
                           review Employee's compensation arrangement with respect to the payment of a bonus for superior performance and contributions to Employer. Factors to be considered in making a bonus payment, if any, shall include but not be limited to Employee's demonstrated commitment to quality care, the results of patient satisfaction surveys and patient audits, employee's ability to build and enhance a patient base, and Employee's contributions to the Employer's accomplishment of company goals; provided however that the decision to make bonus payments, if any, shall be at the sole discretion of Employer.

                  (4) Fringe Benefits. As further consideration for the performance by Employee of the services set forth herein, Employee shall be eligible on a non-discriminatory basis for participation in any tax qualified deferred compensation plan maintained by Employer. However, Employee understands that the decision to maintain any such plans shall be in sole discretion of Employer.

                                    (A)     Health  Insurance  Coverage.
                           Employer shall provide health insurance for Employee at its expense. Family coverage is available at Employee's sole cost and expense.

                                    (B)     Group Term Life  Insurance
                           & Group Disability Insurance. Employer, at its cost, shall furnish life and disability insurance for Employee.

                   (5) Vacation and Professional Meetings. Beginning with the first year of employment during this Agreement, Employee shall be entitled to three weeks of paid vacation and an additional one week of paid leave to attend conventions, professional meetings, and continuing medical education. All above leave shall be taken on reasonable prior notice and at such time or times as shall be agreed to by Employer and that does not interfere with proper operation of the Practice. Unused vacation time may be carried over from year to year .

                   (6) Inability to Perform Essential Services. If Employee is
                  unable to perform the essential professional services contemplated by this Agreement as a result of illness or incapacity, Employee shall continue to receive for a period of one month those employee benefits, if any, provided for Employee by Employer. Anything to the contrary contained herein notwithstanding, if Employee is not able to resume the performance of such essential professional duties within one
                  (1) month and one day (1) of the date Employee was first unable to perform such duties, Employee may be deemed, at the sole discretion of the Employer, to have terminated this Agreement and Employer shall have the right to pursue all remedies set forth herein related to such a termination.

                  (7)      Equipment and Expenses.

                                    (A) Facilities. Employer shall provide and
                           pay for suitable office space and facilities, furniture, fixtures, equipment, supplies, employees and assistants necessary and appropriate for the proper performance of the duties of Employee.

                                    (B) Professional Liability Insurance.
                           Employer shall either pay or, upon proof of payment by the Employee, reimburse the Employee for the cost of Professional Liability (malpractice) Insurance covering the Employee for services provided hereinunder for claims as follows: the first One Hundred Thousand Dollars ($100,000) in coverage shall be through the South Carolina Medical Malpractice Joint Underwriters Association ("JUA"); the excess coverage shall be provided through the South Carolina Patients' Compensation Fund ("PCF"). Employee understands that the amount of coverage provided by JUA and PCF may not be adequate to protect Employee against all claims and that the responsibility of securing additional insurance coverage, if any, is solely that of Employee.

                  (8) Employee Death. If Employee dies while this Agreement is in full force and effect, Employer shall pay to Employee's named beneficiary, or in default of the named beneficiary to Employee's estate, all salary accrued but unpaid through the pay period which includes the date of Employee's death.

                  (9) Patients and Records. Employer and Employee agree that all patient lists, records, and charts are the property of Employer, and that upon termination of this Agreement, Employee shall not be entitled to receive any patient lists, records, or charts whether or not the Employee shall have seen or attended any patient; provided however, if Employer becomes insolvent or bankrupt, Employee shall be entitled to copies of the medical records for those patients he has personally treated. Record keeping for patients treated by Employee shall be the sole responsibility of Employee, and Employee shall complete all such charts and records for such patients in accordance with professional standards.

                  (10) Policy Decisions. It is understood that Employer shall have the sole and exclusive right of management over the practice, including without limitation, the determination of the professional standards to be observed, the determination of the fees to be charged, and the determination of the office hours to be maintained.

                  (11) Conditions of Termination. Physicians understands and agrees that cause for termination of employment includes, but is not limited to the following:

                                    (A) At any time by mutual agreement
                           in writing between Employer and Employee.

                                    (B) At the loss or the suspension of the
                           right to conduct the practice of medicine by Employee, or the loss, or suspension of any right or privilege necessary or incident thereto, or the loss, suspension, or limitation of Employee's Controlled Substance license, or if Employee performs any negligent or intentional act which directly or indirectly damages the reputation or property of Employer.

                                    (C) At the death of Employee, provided
                           however, that the provisions of this Agreement regarding Employee's death shall be performed by the Employer.

                                    (D) At the option of the Employer, upon
                           thirty (30) days prior written notice for "good cause", which shall mean failure of Employee to provide the agreed duties hereunder or willful violation by Employee of any of the terms of this Agreement. In the event Employer exercises its rights under this provision, Sections 13(B), 13(C) and 13(D) of this Agreement shall be inapplicable.

                                    (E) Upon a party hereto failing to perform
                           any covenant or condition hereunder within thirty
                           (30) days after written notice and demand, the non-defaulting party may terminate this Agreement. In the event Employer exercises its rights under this provision, Sections 13(B), 13(C) and 13(D) of this Agreement shall be inapplicable.

                                    (F) Upon the bankruptcy, insolvency or
                           assignment for the benefit of the creditors of Employer, or any other type of voluntary or involuntary creditors proceeding involving the property of Employer. If any of these specific events should occur, Sections 13(B), 13(C) and 13(D) of this Agreement shall be inapplicable.

                                    (G) Upon Employee's failure to
                           satisfactorily comply with accepted standards of medical practice and professional conduct.

                                    (H) If Employee engages in the abuse of
                           drugs, intoxicants or other mood-altering substances or if Employee treats or attempts to treat a patient while under the influence of drugs, intoxicants or other mood-altering substances.

                                    (I) Upon thirty days notice, at the option
                           of the Employer if Employee does not satisfy the credentialing requirements of any managed care or other insurance or reimbursement plan in which Employer participates.

                  (12) Non-Disclosure of Information. Employee shall not, at any time after the date hereof, directly or indirectly, divulge or disclose for any purpose whatsoever any confidential information that has been developed or obtained by, or disclosed to, Employee by Employer at any time or after the date hereof (exclusive of such information as is in the public domain). Employee acknowledges that such confidential information is of a special and unique nature and value relating to matters of Employer's business, including, without limitation, Employer's patents, copyrights, proprietary information, trade secrets, trademarks, systems, procedures, manuals, confidential reports, records, operational expertise, locations and lists of clients and potential clients, pricing information and lists, marketing materials and methods, the nature and type of services rendered by Employer, the methods used and preferred by Employer's clients, and the fees paid by them (all of which are deemed for all purposes to be confidential, proprietary, and trade secrets of Employer). Any confidential information in Employee's possession shall be returned to Employer upon any termination or expiration of this Agreement.

                  (13)     Covenants Against Competition.

                                    A. Exclusivity. For the period of Employee's
                           retention by Employer, Employee will not, directly or indirectly, plan, operate, organize or otherwise be involved in any primary or urgent care facility of a type similar to those operated by Employer other than on behalf of Employer. Employee further agrees that so long as this Agreement is in effect, Employee will not undertake the planning or organizing of any business activity competitive with the work Employee performs for Employer.

                                    B.      Restrictive  Covenant.  In
                           addition to (but not in limitation of) the restrictions of Section 14 (A), for the period of Employee's retention by Employer plus a period of two (2) years after termination of this Agreement, Employee shall
                           not, directly or        indirectly   engage
                           in,   or  assist another  person or entity to
                           engage in, any sales of products and services furnished (or similar business operated) by Employer in competition with Employer within a five (5) mile radius of the primary Clinic maintained, managed or otherwise controlled by Employer at which Employee performed services during the term of Employee's retention by Employer (collectively, the "Territory").

                                    C.      Ownership.  In addition to
                           (but not in limitation of) the restrictions of Sections 14 A and B, for the period of Employee's retention by Employer, Employee shall not, directly or indirectly, own an equity interest (other than as the holder for investment purposes only of up to 2% of the outstanding capital stock of any corporation which is publicly traded on a national stock exchange or the NASDAQ
                           National  Market  System,  so long as
                           Employee is not a controlling person of, or a member of a group that controls, such corporation and Employee is not otherwise affiliated in any capacity with such corporation) in any entity or enterprise conducting operations in the Territory which is competitive with Employer's business activities.

                                    D.      Employees.  In addition to
                           (but not in limitation of) the restrictions of (Sections A, B and C), for the period of Employee's retention by Employer, plus a period of two years after termination of this Agreement , Employee shall not, directly or indirectly, solicit or in any manner attempt to solicit or induce any person employed by, or an agent of, Employer to terminate such person's association or contract of employment or agency, as the case may be, with Employer.

                  (14) Remedy for Violation. Employer and Employee agree that remedies at law are inadequate and that Employer may seek injunctive relief in the event of violation of this covenant. In addition, it is agreed that the actual damages occasioned by any breach of the covenants by Employee not to solicit and/or perform services except as provided above will not be susceptible to exact determination and Employer shall be entitled to liquidated damages in an amount equal to three (3) times the gross fees billed by Employer to any such patients solicited or treated in violation of this covenant during the two (2) year (twenty four (24) month) period immediately preceding the violation of this covenant.

                  (15)     Binding  Agreement.   This  Agreement  shall
                  be  binding  on  the  parties,   their   distributees,
                  legal representatives, successors and assigns.

                  (16) Notices. All notices under this Agreement shall be in writing and shall be served by personal service or registered mail, return receipt requested. Notice by mail shall be addressed to each party at such party's last known address.

                  (17) Cost of Enforcement. Employer and Employee each hereby agree that should they default in any of the obligations contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee which may arise or accrue from enforcing this Agreement or in pursuing any remedy provided by the statutes of the State of South Carolina, whether such remedy is pursued by filing a suit or otherwise.

                  (18) Captions. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

                  (19) Governing Law. This Agreement shall be governed by the Laws of the State of South Carolina.

                  (20) Waiver. Waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

                  (21) Severability. If any provision of this Agreement, or portion thereof, shall be declared invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect.



IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.


                                    DOCTOR'S CARE, P. A.


                                    EMPLOYER:

                                    By:      /s/ M.F. McFarland, III, M.D.
                                             M.F. McFarland, III, M.D.

                                    Its:     President


                                    EMPLOYEE:

                                    /s/ Robert G. Mann

                            SCHEDULE OF COMPENSATION







                                                                    Agreed To

Date Change Effective               New Annual Salary         Employer       Employee

December 1, 1995                           $160,000

                                   BENEFITS


1.       Beginning with first year of employment:

         A.       Three weeks (120 hours) paid vacation.
         B        One week of paid leave for continuing education.
         C.       Participation in 401-K program after 90 days of employment.
         D.       Membership in the South Carolina Medical Society to be
                  furnished.